Filed Pursuant to Rule 424(b)(3)

Registration No. 333-192475

PROSPECTUS

PROSPECTUS SUPPLEMENT NO. 2

School Specialty, Inc.

402,296 shares of Common Stock

This prospectus covers the sale of an aggregate of up to 402,296 shares of our common stock, $0.001 par value per share, by the selling stockholders identified in this prospectus, which are referred to below, collectively with any such holder’s transferee, pledgee, donee or successor, as the Selling Stockholders.  The shares of common stock covered by this prospectus were issued in connection with the voluntary petitions for relief under Chapter 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) filed by us and certain of our subsidiaries (collectively, the “Debtors”) on January 28, 2013, pursuant to the May 23, 2013 Bankruptcy Court order confirming the Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as corrected by the Bankruptcy Court on June 3, 2013 (the “Reorganization Plan”).

We will not receive any proceeds from the sale by the Selling Stockholders of the shares covered by this prospectus.  We are paying the cost of registering the shares covered by this prospectus, as well as various related expenses.  The Selling Stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares under this prospectus.  If required, the number of shares to be sold, the public offering price of those shares, the names of any broker-dealers and any applicable commission or discount will be included in a supplement to this prospectus, called a prospectus supplement.

This prospectus supplement is being filed to include the information set forth in our current report on Form 8-K filed on September 8, 2014, which is set forth below.  This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement.

Our common stock is quoted on the OTCQB marketplace under the symbol “SCOO.”  The last reported price of our common stock on the OTCQB marketplace on September 12, 2014 was $120.50 per share.  Although our stock is quoted in the OTCQB, it is thinly traded, and as a result our investors do not have a meaningful degree of liquidity. The Selling Stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Our executive offices are located at W6316 Design Drive, Greenville, Wisconsin 54942, and our telephone number is (920) 734-5712.

Investing in our common stock involves risks.  You should carefully consider the Risk Factors beginning on page 2 of the prospectus before you make an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is September 16, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 4, 2014

SCHOOL SPECIALTY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24385	39-0971239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W6316 Design Drive Greenville, Wisconsin 54942
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (920) 734-5712

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Compensatory Arrangements of Certain Officers

On September 4, 2014 at 8:30 a.m. Central Time, School Specialty, Inc. (the “Company”) held its 2014 Annual Meeting of Stockholders at School Specialty’s headquarters, located at W6316 Design Drive, Greenville, Wisconsin. At the 2014 Annual Meeting of Stockholders, the stockholders of the Company approved the 2014 Incentive Plan of School Specialty, Inc. (the “2014 Plan”). The 2014 Plan provides for the following types of awards to our directors, employees and consultants:

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nonqualified stock options;

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incentive stock options;

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restricted stock;

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restricted stock units;

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stock appreciation rights; and

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incentive bonuses.

Under the 2014 Plan, the maximum number of shares which may be issued is 150,000 shares of common stock.

The foregoing description of the 2014 Plan is qualified in its entirety by reference to the 2014 Plan attached as Appendix A to the Proxy Statement on Schedule 14A filed on July 28, 2014 in connection with the 2014 Annual Meeting of Stockholders, which is incorporated by reference herein.

Item 5.07

Submission of Matters to a Vote of Security Holders

At our 2014 Annual Meeting of Stockholders, our stockholders voted on proposals to: (1) elect the four individuals nominated by the Board of Directors of the Company to serve as directors until the 2015 Annual Meeting of Stockholders; (2) approve the 2014 Plan; (3) approve an advisory resolution on the compensation of the Company’s named executive officers; and (4) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2015. The final voting results on these proposals are as follows:

			For	Against	Abstain	Broker Non-Vote
1.	(a)	Election of James R. Henderson	738,223	0	0	85,861
	(b)	Election of Justin Lu	738,223	0	0	85,861
	(c)	Election of Madhu Satyanarayana	738,223	0	0	85,861
	(d)	Election of Joseph M. Yorio	644,693	93,530	0	85,861
2.		Approval the 2014 Incentive Plan	738,223	0	0	85,861
3.		Approval of an advisory resolution on the compensation of the Company’s named executive officers	738,223	0	0	85,861
4.		Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2015	824,084	0	0	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOOL SPECIALTY, INC.

Dated: September 5, 2014	By: /s/ Kevin Baehler
Kevin Baehler Interim Chief Financial Officer

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